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                                                               EXHIBIT 99(a)

                     [LETTERHEAD OF WMS INDUSTRIES INC.]


                                                               NEWS ANNOUNCEMENT



CONTACT:
Harold H. Bach, Jr.                                        Will Tanous
WMS Industries Inc.                                        Warner Music Group
312/961-1111                                               212/484-8067

Joseph N. Jaffoni
Jaffoni & Collins Incorporated
212/505-3015

FOR IMMEDIATE RELEASE

               WMS INDUSTRIES TO ACQUIRE ATARI GAMES CORPORATION

Chicago, Illinois, March 5, 1996 - WMS Industries Inc. (NYSE:WMS) announced today that one of its affiliates has entered into an agreement to acquire Atari Games Corporation, an indirect, wholly-owned subsidiary of Time Warner Inc. The purchase price was not disclosed.

Headquartered in Milpitas, California, Atari Games (which currently does business under the name Time Warner Interactive) is a developer, manufacturer, marketer, licensor and publisher of coin operated video arcade games under the Atari(R) name and interactive electronic and game entertainment products for use with home video games currently marketed under the Time Warner Interactive name. Atari Games/Time Warner Interactive is a licensee and publisher for Nintendo, SEGA, Sony, Jaguar and 3DO and personal computer CD-ROM platforms. Atari Games/Time Warner Interactive distributes products worldwide to all major outlets including mass-merchants, computer, toy and video specialty retailers and mail-order catalogs. No rights to the names Time Warner or Time Warner Interactive will be included in the transaction. Atari Games is not related to Atari Corporation, the manufacturer of the Jaguar home game systems.

The acquisition is scheduled to close within the next two months.

                                    -more-
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WMS Industries to Purchase Atari Games Corporation, 3/5/96              page 2


WMS Industries Inc. is engaged in the design, manufacture and sale of coin-operated amusement games, home video games, video lottery terminals and gaming devices, and the ownership and operation of hotels and casinos.

Time Warner Inc. will continue to develop, manufacture, distribute and publish consumer interactive game entertainment products for use with the computer and console platforms through subsidiaries and affiliates of its Warner Bros. and Warner Music Divisions.

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